POWER OF ATTORNEY

            This Power of Attorney is made on this 2nd day of February, 2006, by and between James P. Dugan, whose address is 35 Fox Hedge Road, Saddle River, New Jersey 07458, (referred to herein as “I” or “my”), and James S. Vaccaro, whose address is c/o Central Jersey Bancorp, 627 Second Avenue, Long Branch, New Jersey 07740.

             Grant of Authority. I hereby appoint James S. Vaccaro to act as my agent (called an attorney in fact) to do each and every act which I could personally do for the following uses and purposes:

To file on my behalf with the Securities and Exchange Commission (the “Commission”), Forms 3, 4 and 5 as shall be required from time to time pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

             Powers. I hereby give James S. Vaccaro all the power and authority which I may legally give to him. James S. Vaccaro may revoke this Power of Attorney or appoint a new agent in his place. I approve and confirm all that James S. Vaccaro or his substitute may lawfully do on my behalf.

             To effect the foregoing, I hereby execute this Power of Attorney and acknowledge that I have received a copy of this Power of Attorney and that I understand its terms.

/s/ James P. Dugan James P. Dugan